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                                                                    EXHIBIT 99.1

         AEROPOSTALE, INC. ANNOUNCES ADDITION TO ITS BOARD OF DIRECTORS


NEW YORK, NEW YORK - AUGUST 18, 2005 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that Karin Hirtler-Garvey, formerly Chief Operating Officer, Global Markets for Bank of America (formerly Nations Bank), has been appointed to the Aeropostale Board of Directors.

Ms. Hirtler-Garvey joined Bank of America in September of 1995 and held various senior management positions within the organization until March of 2005. Prior to becoming Chief Operating Officer, Global Markets from April to October of 2004, Ms. Hirtler-Garvey held the position of President of Trust and Credit Banking Products. From June 2001 to March 2004, Ms. Hirtler-Garvey held the position of Chief Financial Officer/Chief Operating Officer for the Wealth and Investment Management division. Prior to joining Bank of America, from October 1986 to August 1995, Ms. Hirtler-Garvey held various finance and market risk positions at J.P. Morgan & Co. Ms. Hirtler-Garvey started her career at Arthur Young & Co. in New Jersey.

Julian R. Geiger, Chairman and Chief Executive Officer said, "Karin's appointment represents a meaningful addition to our Board of Directors. She brings an impressive financial background, having served in top management positions within one of the largest financial institutions. We welcome Karin to the Board and look forward to her contributions to Aeropostale."

ABOUT AEROPOSTALE, INC.:

Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 11 to 18 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line thorough its website (www.aeropostale.com) or at organized sales events at college campuses.


ABOUT JIMMY'Z:

Jimmy'Z, a wholly owned subsidiary of Aeropostale, Inc., is a California lifestyle-oriented brand targeting fashion-aware young women and men ages 18 to
25. Jimmy'Z offers customers trend-right apparel in an innovative and unique store environment.

The first Aeropostale store was opened in 1987. The company currently operates 629 Aeropostale stores in 47 states and 6 Jimmy'Z stores in 6 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH
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STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM
10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.